Press Release

November 8, 2019	FOR IMMEDIATE RELEASE

CTS CORPORATION ANNOUNCES THE DEPARTURE OF
DIRECTOR DIANA MURPHY

Lisle, Ill. - CTS Corporation (NYSE: CTS) announced that Diana Murphy will be leaving the Board to be effective following its Annual Shareholders Meeting in 2020 in order to pursue other endeavors. Kieran O’Sullivan, Chairman and CEO, and Bob Profusek, CTS’ Lead Independent Director, expressed their sincere gratitude to Ms. Murphy for her years of outstanding service and guidance.

Ms. Murphy served on the Board as a director for 9 years, chaired the Nominating and Governance Committee and was a member of the Compensation Committee.

Mr. O’Sullivan stated, “on behalf of the entire Company and our Board, I wish Diana continued success as she moves on to pursue other endeavors.”
About CTS
CTS (NYSE: CTS) is a leading designer and manufacturer of products that Sense, Connect, and Move. The company manufactures sensors, actuators, and electronic components in North America, Europe, and Asia, and provides engineered products to customers in the aerospace/defense, industrial, medical, telecommunications/IT, and transportation markets.
For more information, visit www.ctscorp.com.
Contact
Ashish Agrawal
Vice President and Chief Financial Officer

CTS Corporation
4925 Indiana Avenue
Lisle, IL 60532
USA

Telephone: +1 (630) 577-8800
Email: ashish.agrawal@ctscorp.com